Exhibit 99.1

NEWS RELEASE	March 4, 2008

For more information, contact Kenn Entringer at 314/721-2828.

Cass Information Systems, Inc. Promotes

Brunngraber to Chief Executive Officer

ST. LOUIS – Eric H. Brunngraber has been promoted to chief executive officer (CEO) of Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services. Brunngraber will occupy the new post this July, succeeding Lawrence A. Collett, who announced his retirement as Cass CEO. Collett will retain his position as chairman of the board.

Brunngraber, 51, was named president and chief operating officer of the company in 2006. He joined Cass in 1979 and previously served in a number of executive capacities, including chief financial officer.

“Speaking on behalf of the board of directors, as my responsibilities with the company gradually wind down, we are grateful to have an individual of Eric’s ability and experience groomed to step in to assure a smooth transition,” said Collett, who is marking his 43rd year with the firm. Collett has served as Cass CEO since 1990 and its chairman since 1992.

Brunngraber holds a bachelor’s degree in finance from the University of Missouri-St. Louis, a master’s degree in business administration from St. Louis University and is a graduate of The Stonier Graduate School of Banking.

He is a member of several professional and civic organizations.

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Cass Information Systems, Inc. Promotes Brunngraber to Chief Executive Officer        3/4/08

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Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $22 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

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Editor’s note:	Eric Brunngraber is a resident of Des Peres, Mo. 63131.

Cass Information Systems, Inc. makes its headquarters at 13001 Hollenberg Dr. in Bridgeton, Mo. 63044.